Exhibit 2.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 28, 2026 (the “Execution Date”), is entered into by and among GMEX Robotics Corporation, a British Virgin Islands company (“Buyer” or the “Company”), Alpha Meta AI Pte Ltd, a Singapore company (“Issuer”), and MetaGen Ai Limited, a British Virgin Islands company and principal shareholder of the Issuer (“MetaGen”). Issuer and MetaGen are sometimes referred to herein collectively as the “Seller Parties” and individually as a “Seller Party.” Buyer, Issuer, and MetaGen are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” All exhibits hereto not included as attachments at the time of execution of this Agreement shall be promptly negotiated in good faith by the parties, shall contain all elements required to give effect to the transactions contemplated hereby, and shall contain such provisions as are customary for those types of agreements in transactions substantively similar to those prescribed hereby.

RECITALS

WHEREAS, Issuer, through its mediameta.ai business units (“Media Meta”), is engaged in the business of developing, owning, operating, commercializing and supporting AI Systems that provide and support social-intelligence AI, human-behavioral modeling, and social world models and develops and provides an aggregated routing platform that enables business and individual users to access, evaluate and use services provided by multiple AI-powered media generation systems, software applications, model providers, application programming interfaces and related content generation tools (the “Business”);

WHEREAS, MetaGen owns, directly or indirectly, equity interests in Issuer and desires to be a party to this Agreement for purposes of making the representations, warranties, covenants, agreements, consents, waivers and indemnities set forth herein, including with respect to the Business, the assets, liabilities, operations, Intellectual Property, financial condition and prospects of Issuer;

WHEREAS, Buyer desires to purchase from the Issuer common share equity interests representing, in the aggregate, up to thirty percent (30%) of the issued and outstanding common share equity interests of Issuer on a fully diluted after-issued basis, for aggregate consideration based upon an implied equity valuation of Issuer of US$8,400,000 (subject to adjustment prior to Closing as provided herein) and payable in a combination of cash and Buyer Common Shares, upon the terms and subject to the conditions set forth herein; and Buyer desires to receive an option, but not an obligation, to acquire additional equity interests of Issuer representing up to forty-five percent (45%) of the issued and outstanding equity interests of Issuer on a fully diluted basis, subject to the satisfaction or waiver of certain performance and other conditions and to the valuation adjustment provisions set forth in this Agreement and the Confidential Performance Schedule;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquired Shares” means the equity interests of Issuer to be sold and issued to Buyer by the Issuer , which Acquired Shares shall represent, in the aggregate, thirty percent (30%) of the issued and outstanding equity interests of Issuer on a fully diluted after-issued basis as of immediately following the Closing.

“Additional Shares” means equity interests of Issuer representing up to twenty-one percent (45%) of the issued and outstanding equity interests of Issuer on a fully diluted basis as of the applicable Option Closing.

“Adjusted Equity Valuation” means the US$8,400,000 implied equity valuation of Issuer, as adjusted, if applicable, pursuant to the valuation adjustment methodology set forth in the Confidential Performance Schedule (Schedule XV hereto).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or affairs of a Person, whether through ownership of voting securities, by contract or otherwise.

“AI Systems” means all artificial intelligence systems, machine learning systems, large language models, diffusion models, generative media systems, content generation engines, recommendation systems, prompt systems, routing systems, orchestration layers, model selection tools, APIs, plugins, embeddings, datasets, data pipelines, model evaluation tools, moderation systems and related software, infrastructure, workflows and services used, owned, developed, licensed, accessed or commercialized by or for Issuer in connection with the Business.

“Ancillary Agreements” means the Escrow Agreement, the Shareholders Agreement, the Lock-Up Agreements, the Exclusive Technology License Agreement, all transfer instruments, all certificates delivered pursuant to this Agreement and all other agreements, instruments, certificates and documents required to be executed or delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby.

“Balance Sheet Date” means June 30, 2026.

“Books and Records” means all books, records, files, ledgers, correspondence, memoranda, studies, reports, financial statements, Tax records, accounting records, customer lists, supplier lists, data room materials, minute books, equity records, registers, Contracts, Permits, technical records, product documentation, software documentation, source control records, privacy records, security records and other documents and records of Issuer, whether in hard copy, electronic or other form.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or required by law to be closed.

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“Buyer Common Shares” means the Class A common shares, par value $0.0896 per share, of Buyer.

“Buyer Indemnified Parties” means Buyer, its Affiliates, and each of their respective directors, officers, managers, employees, equityholders, partners, members, agents, representatives, successors and assigns.

“Cash Escrow Amount” means ten percent (10%) of the cash consideration otherwise payable to the Issuer at Closing.

“Closing” means the consummation of the purchase and sale of the Acquired Shares and the other transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing VWAP” means the volume weighted average trading price of the Buyer Common Shares on Nasdaq during the five (5) Trading Day period ending on and including the Trading Day immediately preceding the Closing Date, as reported by Bloomberg L.P. or, if Bloomberg L.P. is unavailable, such other nationally recognized quotation service reasonably selected by Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all non-public, proprietary or confidential information relating to Issuer or the Business, including trade secrets, source code, object code, software, algorithms, models, datasets, product roadmaps, business plans, customer information, supplier information, pricing information, financial information, know-how, technical information, security information and other confidential or proprietary information.

“Confidential Performance Schedule” means Schedule XV, which sets forth the Performance Hurdles, the applicable measurement procedures and the methodology for determining any adjustment to the Equity Valuation, and which the Parties intend to treat as confidential to the fullest extent permitted by applicable Law.

“Contract” means any written or oral contract, agreement, lease, license, instrument, note, bond, mortgage, indenture, commitment, undertaking, arrangement or understanding that is legally binding.

“Disclosure Schedules” means the disclosure schedules delivered by Seller Parties to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any lien, pledge, charge, mortgage, deed of trust, security interest, claim, option, right of first refusal, preemptive right, easement, encroachment, encumbrance, restriction on transfer, proxy, voting agreement, adverse claim or other similar restriction or limitation.

“Environmental Law” means any applicable Law relating to pollution, protection of the environment, natural resources, human health or safety as related to exposure to hazardous substances, or the generation, use, handling, storage, treatment, transport, disposal, release or remediation of hazardous substances.

“Escrow Agent” means Graubard Miller or such other escrow agent as Buyer and Issuer may mutually agree.

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“Escrow Agreement” means the escrow agreement by and among Buyer, Issuer, and MetaGen, and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Escrow Property” means, collectively, the Cash Escrow Amount, the Stock Escrow Amount, and all earnings, dividends, distributions, substitutions, proceeds and other property held in escrow pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means all liabilities, obligations and commitments of MetaGen, Issuer or the Business arising from or relating to any matter listed on Schedule XIII or any pre-Closing matter expressly designated as an Excluded Liability in this Agreement or the Disclosure Schedules.

“Exclusive Technology License Agreement” means the agreement in the form attached hereto as Exhibit B by which Buyers and its subsidiaries are granted, in consideration of the investment by Buyer in Issuer under thew terms hereof, a perpetual, exclusive license to use all of Issuer’s Intellectual Property and Issuer Software now existing or hereafter developed, modified, or improved, without any further license fee, royalty or other consideration, access to the target’s intellectual property, models and robotics-related data. The SPA does not grant GMEX any exclusive license or exclusive access rights

“Financial Statements” has the meaning set forth in Section 4.6.

“Fraud” means actual common law fraud under New York law with respect to the making of a representation or warranty expressly set forth in this Agreement or in any certificate delivered pursuant to this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 4.1, 4.2, 4.3, 4.4, 4.20, 4.29, 4.30, 4.32, 5.1, 5.2, 5.4 and 5.18.

“Governmental Authority” means any federal, national, state, provincial, local, municipal, foreign, international, multinational or other governmental, quasi-governmental, regulatory or administrative authority, agency, commission, department, board, bureau, court, tribunal, arbitral body or other governmental entity or instrumentality.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, without duplication, all obligations of Issuer for borrowed money, all obligations evidenced by notes, bonds, debentures or similar instruments, all capital lease obligations, all obligations for deferred purchase price of property or services, all obligations under conditional sale or title retention arrangements, all reimbursement obligations under letters of credit, all guarantees of any of the foregoing and all accrued interest, premiums, penalties, fees and expenses relating to any of the foregoing.

“Intellectual Property” means all intellectual property and proprietary rights of every kind and nature throughout the world, including patents, patent applications, trademarks, service marks, trade names, trade dress, logos, domain names, social media identifiers, copyrights, mask works, database rights, software, source code, object code, algorithms, APIs, AI Systems, models, datasets, know-how, trade secrets, inventions, designs, works of authorship, moral rights, rights of publicity, confidential information and all registrations, applications, renewals, extensions and goodwill associated with any of the foregoing.

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“Issuer Intellectual Property” means all Intellectual Property owned, purported to be owned, used, held for use, licensed, developed or under development by or for Issuer or any subsidiary thereof in connection with the Business and related AI Systems.

“Issuer Software” means all software, firmware, code, APIs, databases, scripts, algorithms, models, modules, libraries, tools, interfaces, applications, platforms, websites, mobile applications and other technology owned, purported to be owned, used, held for use, licensed, developed or under development by or for Issuer in connection with the Business.

“Knowledge” means, with respect to MetaGen or Issuer, the actual knowledge, after reasonable inquiry, of _________, _________, and each director or executive officer of MetaGen or Issuer.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement or rule of law of any Governmental Authority.

“Lock-Up Agreements” means the lock-up agreements to be entered into by Issuer and MetaGen, substantially in the form attached hereto as Exhibit C.

“Losses” means any and all losses, liabilities, claims, damages, judgments, awards, penalties, fines, settlements, Taxes, costs, fees and expenses, including reasonable attorneys’ fees and expenses, court costs, expert fees, investigation costs and costs of enforcing rights under this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, Intellectual Property, operations, financial condition or results of operations of Issuer and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes in general economic, financial, credit, capital market, securities market, regulatory or political conditions; (b) changes generally affecting the industries or markets in which Issuer operates, including artificial intelligence, generative media, software-as-a-service, cloud infrastructure, API aggregation, digital media or technology businesses; (c) changes in applicable Laws, regulations, enforcement policies or accounting principles, including IFRS; (d) changes in interest rates, exchange rates or commodity prices; (e) global, national or regional political conditions, including acts of war, armed hostilities, terrorism, cyberterrorism, sabotage, military action or escalation thereof; (f) pandemics, epidemics, public health emergencies, natural disasters, weather events, acts of God or force majeure events; (g) the failure of Issuer to meet projections, forecasts, estimates, budgets or internal financial plans, provided that the underlying causes of such failure may be taken into account to the extent not otherwise excluded by this definition; (h) actions taken by Seller Parties at the express written request of Buyer or expressly required by this Agreement; (i) the announcement, pendency or consummation of the transactions contemplated hereby, including any loss or threatened loss of employees, customers, suppliers, vendors, financing sources, licensors, platform providers, model providers, data providers or other business relationships resulting therefrom; or (j) any matter disclosed in the Disclosure Schedules; except, in the case of clauses (a), (b), (c), (d), (e) and (f), to the extent such changes disproportionately adversely affect Issuer relative to other similarly situated companies operating in the industries in which Issuer operates.

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“Material Contract” means any Contract required to be listed on Schedule VI pursuant to Section 4.9.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Order” means any order, writ, judgment, injunction, decree, ruling, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Option” means Buyer’s irrevocable option, but not obligation, to purchase the Additional Shares pursuant to Section 2.5.

“Ordinary Course of Business” means the ordinary course of business of Issuer consistent with past practice.

“Permits” means all permits, licenses, approvals, franchises, registrations, certificates, variances, exemptions, orders and authorizations of any Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (d) Encumbrances that do not materially impair the current use, value or operation of the affected asset.

“Performance Hurdles” means the non-public financial, operational, commercial, product, technology or other performance conditions specified in the Confidential Performance Schedule.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, association, trust, estate, joint venture, Governmental Authority or other entity or organization.

“Purchase Price” has the meaning set forth in Section 2.2.

“Sanctioned Jurisdiction” means any country or territory that is the target of comprehensive sanctions administered by OFAC, the United Nations Security Council, the European Union, the United Kingdom or any other applicable sanctions authority.

“Sanctioned Person” means any Person that is the target of sanctions administered by OFAC, the United Nations Security Council, the European Union, the United Kingdom or any other applicable sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” means Issuer and MetaGen and their respective Affiliates, directors, officers, managers, employees, agents, representatives, successors and assigns.

“Shareholders Agreement” means the shareholders agreement to be entered into by Buyer, MetaGen, and Issuer, substantially in the form attached hereto as Exhibit D.

“Share Consideration” means the shares of Buyer Common Shares issued by Buyer to Issuer pursuant to this Agreement.

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“Stock Escrow Amount” means ten percent (10%) of the Share Consideration otherwise issuable to Issuer at the Closing.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means any Person of which securities or ownership interests representing more than fifty percent (50%) of the equity or voting interests are owned, directly or indirectly, by another Person.

“Tax” means any federal, state, provincial, local, foreign or other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, goods and services, occupation, property, excise, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, customs, duties, escheat or unclaimed property tax, fee, levy, assessment, tariff, impost or other governmental charge, together with any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.9.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of MetaGen, and Issuer in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including legal, accounting, tax, financial advisory, broker, finder, investment banking, consulting and other professional fees and expenses.

Section 1.2 Interpretation. Unless the context otherwise requires: (a) words importing the singular include the plural and vice versa; (b) references to Articles, Sections, Schedules and Exhibits are references to Articles and Sections of, and Schedules and Exhibits to, this Agreement; (c) “including” means “including without limitation”; (d) “or” is not exclusive; (e) references to “written” or “in writing” include electronic mail; (f) references to any Law include such Law as amended and any successor Law; and (g) references to a Contract include such Contract as amended, supplemented or modified in accordance with its terms. The headings in this Agreement are for convenience only and shall not affect interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and no rule of construction against the drafter shall apply.

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Issuer shall sell, issue, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Issuer, duly, validly and lawfully issued by the Issuer and free and clear of all Encumbrances.

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Section 2.2 Purchase Price. The Parties acknowledge and agree that the implied equity valuation of Issuer for purposes of the initial purchase and sale of the Acquired Shares shall be the Adjusted Equity Valuation. Accordingly, the aggregate consideration payable by Buyer for the Acquired Shares, representing thirty percent (30%) of the issued and outstanding equity interests of Issuer on a fully diluted basis, shall be equal to 30% of the Adjusted Equity Valuation (the “Initial Purchase Price”).

Section 2.3 Form of Consideration. The Initial Purchase Price shall be payable 60% cash and 40% Share Consideration, and each portion of the Initial Purchase Price shall be subject to the escrow holdback provided in Section 2.8 and any applicable withholding under Section 2.13.

Section 2.4 Share Consideration; Deemed Issuance Price. The number of Buyer Common Shares comprising the Share Consideration shall be determined by dividing the dollar amount of the Initial Purchase Price payable in Share Consideration by the volume weighted average trading price of the Buyer Common Shares on Nasdaq during the twenty (20) Trading Day period ending on and including the Trading Day immediately preceding the Closing Date, as reported by Bloomberg L.P. or, if Bloomberg L.P. is unavailable, another nationally recognized quotation service reasonably selected by Buyer (the “Share Issuance Price”). No fractional shares shall be issued, and any fractional share shall be rounded down to the nearest whole share, with no cash paid in lieu thereof unless otherwise determined by Buyer.

Section 2.5 Additional Purchase Option. Subject to the terms of this Agreement, Buyer shall have an irrevocable option, but not an obligation, exercisable at any time during the twenty-four (24)-month period following the Closing Date, to purchase from the Issuer all or any portion of the Additional Shares. Buyer may exercise the Option by delivering written notice to Issuer specifying the percentage of Additional Shares to be purchased and the proposed closing date, which shall not be fewer than ten (10) Business Days after such notice. The aggregate purchase price for the Additional Shares purchased upon exercise of the Option shall equal (a) the Adjusted Equity Valuation multiplied by (b) the percentage of Issuer’s fully diluted equity represented by the Additional Shares being purchased. The consideration shall be paid in the same proportion of cash and Buyer Common Shares as the Initial Purchase Price, unless Buyer and Issuer otherwise agree in writing. The number of Buyer Common Shares issuable at an Option Closing shall be determined using the twenty (20) Trading Day volume weighted average trading price ending on and including the Trading Day immediately preceding the applicable Option Closing. The obligation of Issuer to sell to Buyer the Additional Shares shall be subject only to the satisfaction or waiver by Buyer of the Performance Hurdles and the other conditions expressly set forth in the Confidential Performance Schedule and to receipt of any required corporate, regulatory or third-party approvals, as well as post-closing due diligence by Buyer in the same manner as pre-closing due diligence. The Parties shall execute and deliver at each Option Closing customary transfer instruments and such other documents as are reasonably necessary to consummate the purchase and sale of the applicable Additional Shares.

Section 2.6 Performance-Based Valuation Adjustment. Promptly following the applicable measurement date specified in the Confidential Performance Schedule, the Parties shall determine whether the Performance Hurdles have been satisfied and shall calculate the Adjusted Equity Valuation in accordance with the methodology set forth therein. If the applicable Performance Hurdles are not satisfied, the Equity Valuation shall be adjusted downward as provided in the Confidential Performance Schedule. Any resulting adjustment to the Initial Purchase Price shall be satisfied in the manner specified in the Confidential Performance Schedule, which may include a release or return of Escrow Property, a reduction in consideration otherwise payable upon an Option Closing, a cash payment, a surrender or cancellation of Buyer Common Shares, or a combination thereof. No upward adjustment of the valuation shall apply unless expressly agreed by Buyer in writing. The determination of the Adjusted Equity Valuation shall be final and binding absent manifest error, subject to the dispute-resolution procedures specified in the Confidential Performance Schedule.

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Section 2.7 Escrow Holdback. At the Closing, Buyer shall withhold from the consideration otherwise payable to Issuer and deposit with the Escrow Agent pursuant to the Escrow Agreement: (a) the Cash Escrow Amount; and (b) the Stock Escrow Amount. The Escrow Property shall secure the indemnification obligations of MetaGen and the Issuer under this Agreement and shall be held and released in accordance with Article VIII and the Escrow Agreement.

Section 2.8 Closing. The Closing shall take place remotely by electronic exchange of documents and signatures at 10:00 a.m., New York time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date or place as Buyer and Issuer may agree in writing. The Closing shall be deemed effective as of 12:01 a.m., New York time, on the Closing Date.

Section 2.9 Closing Deliveries by Seller Parties. At or prior to the Closing, Seller Parties shall deliver to Buyer: (a) duly executed instruments of transfer, share transfer forms, assignments and other documents necessary to transfer the Acquired Shares to Buyer; (b) updated registers of members, equity ledgers and other corporate records of Issuer reflecting Buyer as the owner of the Acquired Shares; (c) certificates representing the Acquired Shares, if certificated, or evidence reasonably satisfactory to Buyer of book-entry transfer; (d) executed counterparts to the Escrow Agreement, Shareholders Agreement, Exclusive Technology License Agreement, Lock-Up Agreements, and all other Ancillary Agreements to which any Seller Party is a party; (e) secretary or director certificates of MetaGen and Issuer attaching organizational documents, authorizing resolutions, incumbency certificates and good standing certificates or the applicable jurisdictional equivalent; (f) resignation letters of any directors or officers required by Buyer, effective as of the Closing; (g) evidence reasonably satisfactory to Buyer that all required consents, waivers and approvals have been obtained; (h) a certificate executed by an authorized officer of MetaGen and Issuer certifying satisfaction of the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(c); (i) legal opinions from BVI and Singapore counsel to Issuer and MetaGen, in form and substance reasonably satisfactory to Buyer; (j) payoff letters and lien releases, if applicable; (k) evidence of payment or discharge of Transaction Expenses required to be paid by Seller Parties; and (l) such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, the Closing shall occur within 90 days of the date of execution of this Agreement and this Agreement may be terminated by either party after such 90th day provided, that the terminating party is not then in breach of this Agreement and such breach is reasonably deemed a cause of such failure to close. The Closing shall be subject to reasonably satisfactory completion of the due diligence of the Buyer.

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Section 2.10 Closing Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver: (a) the cash consideration payable at Closing, less the Cash Escrow Amount and any applicable withholding, by wire transfer of immediately available funds to the account designated by Issuer; (b) evidence of issuance of the Share Consideration, less the Stock Escrow Amount, to Issuer; (c) evidence of deposit of the Escrow Property with the Escrow Agent; (d) executed counterparts to the Ancillary Agreements to which Buyer is a party; (e) a certificate executed by an authorized officer of Buyer certifying satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b); and (f) such other documents and instruments as MetaGen may reasonably request to consummate the transactions contemplated hereby.

Section 2.11 Restricted Securities. The Share Consideration shall be issued as restricted securities and shall not be registered under the Securities Act or any applicable state securities Laws. The Share Consideration shall bear such legends as Buyer reasonably determines are required or advisable under applicable securities Laws, Nasdaq rules or the Ancillary Agreements.

Section 2.12 Withholding. Buyer, Issuer and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law. To the extent amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller Parties as follows:

Section 3.1 Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, except, with respect to such power and authority to own, lease and operate properties and conduct business, as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

Section 3.2 Authority. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.

Section 3.3 Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

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Section 3.5 SEC Reports. Buyer is a reporting company under the Exchange Act. Buyer has filed or furnished all material reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC during the two (2) years preceding the Execution Date. As of their respective filing dates, such reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6 Valid Issuance. The Buyer Common Shares comprising the Share Consideration have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions arising under applicable securities Laws, Nasdaq rules and the Ancillary Agreements.

Section 3.7 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate Buyer’s organizational documents; (b) conflict with or violate any Law or Order applicable to Buyer, except as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby; (c) result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any Person the right to terminate, amend or cancel any material Contract to which Buyer is a party, except as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby; or (d) result in the creation of any Encumbrance on the Share Consideration, other than restrictions arising under applicable securities Laws, Nasdaq rules or the Ancillary Agreements.

Section 3.8 No Required Consents. No consent, approval, authorization, waiver, Order, filing, registration, notice or declaration of, with or to Nasdaq, Buyer’s shareholders, any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the consummation by Buyer of the transactions contemplated hereby or thereby, except for routine filings under applicable securities Laws, filings under the Exchange Act in connection with the announcement or consummation of the transactions contemplated hereby, and such consents, approvals, authorizations, waivers, Orders, filings, registrations, notices or declarations the failure of which to obtain or make would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby. Buyer is issuing less than twenty percent (20%) of its outstanding common stock and voting power in connection with the transactions contemplated hereby, and Buyer is not required to obtain shareholder approval under Nasdaq rules in connection with the issuance of the Share Consideration.

Section 3.9 Litigation. There is no action, suit, arbitration, investigation or proceeding pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby. Buyer is not subject to any outstanding Order that would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

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Section 3.10 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisory or other fee or commission from Seller Parties based upon arrangements made by Buyer.

Article IV
REPRESENTATIONS AND WARRANTIES OF METAGEN AND Issuer

MetaGen and Issuer jointly and severally represent and warrant to Buyer as follows:

Section 4.1 Organization; Qualification; Good Standing. Each of MetaGen and Issuer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of MetaGen and Issuer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of MetaGen and Issuer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the conduct of the Business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Seller Parties have delivered to Buyer true, correct and complete copies of the organizational documents of MetaGen and Issuer, each as amended to date, and each such organizational document is in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authority; Authorization; Enforceability. Each of MetaGen and Issuer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MetaGen and Issuer of this Agreement and the Ancillary Agreements to which each is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and each Ancillary Agreement to which MetaGen or Issuer is or will be a party will be, duly executed and delivered by MetaGen and Issuer, as applicable, and constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation of MetaGen and Issuer, enforceable against such Person in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

Section 4.3 Capitalization of Issuer. Schedule III sets forth a true, correct and complete statement of the authorized, issued and outstanding equity interests of Issuer, including the record and beneficial owner of each such equity interest. All issued and outstanding equity interests of Issuer have been duly authorized and validly issued, are fully paid and non-assessable to the extent such concepts are applicable under applicable Law, and were issued in compliance in all material respects with applicable securities Laws and the organizational documents of Issuer. Except as set forth on Schedule III, there are no outstanding options, warrants, convertible securities, exchangeable securities, phantom equity rights, profit participation rights, appreciation rights, preemptive rights, rights of first refusal, subscription rights, calls, commitments, Contracts or other rights to purchase, acquire or receive any equity interests or other securities of Issuer. Except as set forth on Schedule III, there are no voting trusts, proxies, shareholder agreements, registration rights agreements or other agreements or understandings with respect to the voting, transfer, issuance, redemption, repurchase or registration of any equity interests of Issuer. Upon consummation of the Closing, Buyer will acquire good and valid title to the Acquired Shares, free and clear of all Encumbrances other than restrictions under applicable securities Laws and the Ancillary Agreements.

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Section 4.4 Subsidiaries; Equity Interests. Except as set forth on Schedule IV, Issuer does not own, directly or indirectly, any capital stock, equity interest, membership interest, partnership interest, joint venture interest or other ownership interest in any Person. Each Subsidiary listed on Schedule IV is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified or licensed to do business in each jurisdiction where such qualification or licensing is required, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. All equity interests of each Subsidiary are owned by Issuer free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.5 No Conflicts. The execution, delivery and performance by MetaGen and Issuer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate any provision of the organizational documents of MetaGen or Issuer; (b) conflict with or violate any Law or Order applicable to MetaGen, Issuer or the Business, except as would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller Parties to consummate the transactions contemplated hereby; (c) result in any breach of, constitute a default under, result in the acceleration of any obligation under, or give rise to any right of termination, amendment, cancellation or acceleration under any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller Parties to consummate the transactions contemplated hereby; or (d) result in the creation of any Encumbrance upon any equity interests or assets of Issuer, other than Permitted Encumbrances.

Section 4.6 Financial Statements. Seller Parties have delivered to Buyer true, correct and complete copies of the financial statements of Issuer identified on Schedule V (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared from and are consistent with the Books and Records of Issuer; (b) fairly present in all material respects the financial condition, results of operations and cash flows of Issuer as of the respective dates thereof and for the periods covered thereby; (c) have been prepared in accordance with IFRS consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes; and (d) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading.

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Section 4.7 Undisclosed Liabilities. Issuer does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, known, unknown, matured, unmatured, asserted, unasserted or otherwise, except: (a) liabilities reflected or reserved against in the Financial Statements; (b) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; (c) liabilities arising under executory obligations in Material Contracts made available to Buyer, other than liabilities resulting from breach or default; or (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.8 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 4.8, (a) Issuer has conducted the Business in all material respects in the Ordinary Course of Business; (b) there has not occurred any Material Adverse Effect; (c) Issuer has not sold, leased, licensed, transferred or disposed of any material asset outside the Ordinary Course of Business, except as would not reasonably be expected to have a Material Adverse Effect; (d) Issuer has not incurred any Indebtedness outside the Ordinary Course of Business, except as would not reasonably be expected to have a Material Adverse Effect; (e) Issuer has not issued, sold, pledged, transferred or encumbered any equity interests or rights to acquire equity interests; (f) Issuer has not declared, set aside or paid any dividend or distribution; (g) Issuer has not made any material change in accounting methods; (h) Issuer has not waived or released any material right or claim, except as would not reasonably be expected to have a Material Adverse Effect; (i) Issuer has not increased compensation or benefits except in the Ordinary Course of Business; (j) Issuer has not entered into, amended or terminated any Material Contract outside the Ordinary Course of Business, except as would not reasonably be expected to have a Material Adverse Effect; and (k) Issuer has not agreed or committed to do any of the foregoing.

Section 4.9 Material Contracts. Schedule VI sets forth a true, correct and complete list of each Material Contract, including each Contract: (a) involving annual payments or obligations in excess of US$150,000; (b) with any material customer, supplier, vendor, reseller, distributor, platform provider, model provider, API provider, data provider or cloud infrastructure provider; (c) relating to Company Software, Company Intellectual Property, AI Systems, datasets, data processing, hosting or information technology infrastructure; (d) granting or receiving any license, covenant not to sue or other rights in Intellectual Property, other than non-exclusive licenses entered into in the Ordinary Course of Business; (e) containing exclusivity, most-favored-nation, minimum purchase, noncompetition, non-solicitation or similar restrictive covenants; (f) relating to Indebtedness; (g) relating to employment, consulting, independent contractor, severance, change-of-control or bonus arrangements; (h) involving a joint venture, partnership, strategic alliance or revenue sharing arrangement; (i) containing a change-of-control, consent, notice or termination right triggered by the transactions contemplated hereby; (j) with any Governmental Authority; or (k) that is otherwise material to the Business. Each Material Contract is valid and binding on Issuer and, to the Knowledge of Seller Parties, each other party thereto, is in full force and effect, and is enforceable in accordance with its terms, subject to bankruptcy and equitable principles, except as would not reasonably be expected to have a Material Adverse Effect. Issuer is not, and to the Knowledge of Seller Parties no other party is, in material breach or default under any Material Contract. Neither MetaGen nor Issuer has received written notice of any intention by any counterparty to terminate, materially reduce or materially modify any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

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Section 4.10 Compliance with Laws; Permits. Issuer and MetaGen are, and during the past three (3) years have been, in compliance in all material respects with all Laws and Orders applicable to the Business, including Laws relating to export control, sanctions, anti-corruption, anti-money laundering, consumer protection, advertising, data privacy, cybersecurity, electronic communications, artificial intelligence and automated decision-making to the extent applicable. Neither MetaGen nor Issuer has received any written notice from any Governmental Authority alleging any material violation of applicable Law that remains unresolved. Issuer possesses all Permits necessary for the ownership and operation of the Business as currently conducted, except where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and in full force and effect, and Issuer is in compliance in all material respects with all such Permits.

Section 4.11 Intellectual Property. Schedule IX sets forth a true, correct and complete list of all registered and material unregistered Company Intellectual Property, including all patents, patent applications, trademark registrations and applications, copyright registrations and applications, domain names and material proprietary software. Except as set forth on Schedule IX: (a) Issuer exclusively owns all right, title and interest in and to all Company Intellectual Property purported to be owned by Issuer, free and clear of all Encumbrances other than Permitted Encumbrances; (b) the registered Company Intellectual Property is subsisting and, to the Knowledge of Seller Parties, valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect; (c) no current or former employee, consultant or contractor of Issuer has any ownership interest in any material Company Intellectual Property; (d) Issuer has obtained valid written assignments from all employees, consultants and contractors involved in the creation or development of material Company Intellectual Property; (e) Issuer has taken commercially reasonable measures to maintain the confidentiality and value of all material trade secrets and confidential information used in the Business; (f) no claims challenging the ownership, validity or enforceability of any material Company Intellectual Property are pending or threatened; (g) the conduct of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, except as would not reasonably be expected to have a Material Adverse Effect; (h) to the Knowledge of Seller Parties, no third party is infringing or misappropriating any Company Intellectual Property in any material respect; and (i) Issuer possesses all rights necessary to continue operating the Business after the Closing in substantially the same manner as conducted prior to the Closing, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.12 Software; Systems; Source Code. The Company Software, AI Systems, databases, systems, networks, hardware, cloud infrastructure and information technology infrastructure used in the Business are sufficient in all material respects for the operation of the Business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. Issuer has implemented commercially reasonable backup, disaster recovery and business continuity procedures. No source code for any proprietary Company Software material to the Business has been disclosed, licensed or delivered to any escrow agent or other Person except pursuant to written agreements entered into in the Ordinary Course of Business and disclosed on Schedule IX. Issuer has maintained commercially reasonable controls to protect source code and other proprietary technology from unauthorized access, use, disclosure or distribution.

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Section 4.13 Open Source Software. Issuer has not incorporated, linked, distributed or used any open-source, community source, freeware, shareware or similar software in a manner that would require disclosure, licensing, distribution or making available of proprietary source code, would require licensing of proprietary software for the purpose of making derivative works, or would impose any material restriction on Issuer’s ability to charge fees for or otherwise commercialize the Company Software, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.14 AI Platform; Model and Data Compliance. Issuer’s use of AI Systems, third-party models, APIs, datasets, prompts, outputs, embeddings, training data, evaluation data, moderation tools, media generation systems and related platform services complies in all material respects with all applicable Contracts, Laws, published platform terms and internal policies. Issuer has not knowingly used any dataset, content, model, API, prompt, output or training material in violation of any third-party Intellectual Property, privacy, publicity, contractual or other rights, except as would not reasonably be expected to have a Material Adverse Effect. Issuer maintains commercially reasonable policies and controls designed to address user content, AI-generated content, prohibited content, infringement complaints, privacy requests and platform abuse. There are no pending or, to the Knowledge of Seller Parties, threatened claims alleging that any AI System or output generated through the Business infringes, misappropriates or violates the rights of any Person, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Data Privacy and Cybersecurity. Issuer complies, and during the past three (3) years has complied, in all material respects with all applicable data privacy, data protection, data security, cybersecurity, marketing, consumer protection, breach notification and electronic communications Laws, including the Singapore Personal Data Protection Act, GDPR to the extent applicable and other applicable international privacy Laws, except as would not reasonably be expected to have a Material Adverse Effect. Issuer maintains commercially reasonable administrative, technical and physical safeguards designed to protect personal information, confidential information and business data from unauthorized access, acquisition, disclosure, loss, alteration, destruction or use. Issuer has obtained all consents, authorizations and rights required in all material respects to collect, use, store, disclose, process and transfer personal information and other data in the manner conducted by the Business, except as would not reasonably be expected to have a Material Adverse Effect. Issuer has complied in all material respects with all privacy policies and user-facing privacy disclosures published or made available by Issuer.

Section 4.16 Security Incidents. Issuer has not experienced any material data breach, ransomware event, cybersecurity incident, unauthorized access, unauthorized acquisition, unauthorized disclosure, data loss or system compromise that would reasonably be expected to result in material liability to Issuer or require notification to any Governmental Authority or affected Person. No Governmental Authority has notified Issuer in writing of any investigation or inquiry relating to data privacy, cybersecurity or breach notification matters that remains pending.

Section 4.17 Employees; Contractors. Schedule VII contains a complete and accurate list of all employees, officers, consultants and independent contractors of Issuer, including position or role, location, annual compensation or fee arrangement, employment or engagement status and whether such Person is on leave, except for omissions or inaccuracies that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller Parties, no key employee has indicated an intention to terminate employment with Issuer. All employees and contractors involved in the creation or development of material Company Intellectual Property have executed confidentiality and invention assignment agreements in favor of Issuer. Issuer has properly classified all employees and independent contractors in all material respects under applicable Law.

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Section 4.18 Labor Matters. Issuer is not party to or bound by any collective bargaining agreement or other Contract with any labor union, works council or similar employee representative body. There are no strikes, slowdowns, lockouts, work stoppages, labor grievances or union organizing activities pending or, to the Knowledge of Seller Parties, threatened against Issuer that would reasonably be expected to have a Material Adverse Effect. Issuer is in compliance in all material respects with all applicable Laws relating to employment, labor, wages, hours, classification, immigration, employee leave, discrimination, harassment, retaliation, occupational health and safety and termination of employment.

Section 4.19 Employee Benefits. Schedule VII identifies each material employee benefit, bonus, incentive, deferred compensation, equity, severance, retention, change-of-control, pension, retirement, health, welfare or similar plan, program, policy or arrangement maintained or contributed to by Issuer. Each such plan has been maintained, funded and administered in compliance in all material respects with applicable Law and its terms. No payment or benefit to any employee, officer, consultant or contractor of Issuer will become due solely as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, except as disclosed on Schedule VII.

Section 4.20 Taxes. (a) All material Tax Returns required to be filed by Issuer have been timely filed and are true, correct and complete in all material respects; (b) all Taxes due and payable by Issuer have been timely paid; (c) Issuer has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person; (d) there are no pending audits, examinations, investigations, claims or proceedings relating to Taxes of Issuer; (e) no written claim has been made by any taxing authority in a jurisdiction where Issuer does not file Tax Returns that Issuer is or may be subject to taxation in such jurisdiction; (f) there are no Encumbrances for Taxes upon the assets of Issuer other than Permitted Encumbrances; (g) Issuer has not waived any statute of limitations with respect to Taxes or agreed to any extension of time for assessment or collection of Taxes, other than extensions obtained in the Ordinary Course of Business; and (h) Issuer has not participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 4.21 Litigation. There is no action, suit, arbitration, investigation, inquiry or proceeding pending or, to the Knowledge of Seller Parties, threatened against MetaGen, Issuer or any of their respective officers, directors, assets or properties that would reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller Parties to consummate the transactions contemplated hereby. There is no outstanding Order applicable to MetaGen, Issuer, the Business or the assets of Issuer that would reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller Parties to consummate the transactions contemplated hereby.

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Section 4.22 Environmental Matters. Issuer is, and during the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws. Issuer has not received written notice of any claim, investigation, Order, directive, violation or liability under any Environmental Law that remains unresolved and that would reasonably be expected to have a Material Adverse Effect. Issuer has not generated, stored, handled, transported, released or disposed of any hazardous substance except in compliance in all material respects with applicable Law.

Section 4.23 Related Party Transactions. Except as disclosed on Schedule VIII, there are no Contracts, arrangements, transactions, indebtedness or other obligations between Issuer, on the one hand, and MetaGen or any other shareholders of Issuer or its subsidiaries, any Affiliate of MetaGen or Issuer, or any officer, director, manager, employee or equityholder of Issuer, MetaGen or any other shareholders of Issuer or its subsidiaries on the other hand, other than employment compensation paid in the Ordinary Course of Business and reflected in the Financial Statements or disclosed on Schedule VII. No such related party owns or has any interest in any property, asset or right used in or necessary for the conduct of the Business, other than through ownership of equity interests disclosed on Schedule III.

Section 4.24 Insurance. Schedule X sets forth a true, correct and complete list of all material insurance policies maintained by or on behalf of Issuer. Each such policy is in full force and effect, all premiums due thereunder have been paid, and Issuer is not in material breach or default thereunder. Issuer has not received written notice of cancellation, non-renewal or material premium increase with respect to any such policy, other than ordinary course premium increases that would not reasonably be expected to have a Material Adverse Effect.

Section 4.25 Customers; Suppliers; Platform Providers. Schedule XI sets forth the ten (10) largest customers, suppliers, vendors, AI model providers, API providers, cloud infrastructure providers and data providers of Issuer, measured by revenue received or amounts paid, as applicable, during the twelve (12) months preceding the Execution Date. Since the Balance Sheet Date, no such customer, supplier, vendor, model provider, API provider, cloud infrastructure provider or data provider has terminated or materially reduced, or provided written notice of its intention to terminate or materially reduce, its relationship with Issuer, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.26 Sanctions; Anti-Corruption; Anti-Money Laundering. Neither MetaGen, Issuer nor, to the Knowledge of Seller Parties, any director, officer, employee, agent or representative of MetaGen or Issuer acting on behalf of MetaGen or Issuer: (a) is a Sanctioned Person or is located, organized or resident in a Sanctioned Jurisdiction; (b) has violated any applicable sanctions, export control, anti-bribery, anti-corruption or anti-money laundering Laws in any material respect; (c) has made, offered, promised or authorized any unlawful payment, contribution, gift, entertainment, bribe, rebate, payoff, influence payment, kickback or other payment of anything of value to any Governmental Authority, political party, political candidate or other Person; or (d) has used corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.

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Section 4.27 Books and Records; Internal Controls. The Books and Records of Issuer are complete and accurate in all material respects and have been maintained in accordance with sound business practices, except as would not reasonably be expected to have a Material Adverse Effect. Issuer maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets.

Section 4.28 Bank Accounts; Powers of Attorney. Schedule XII sets forth a true, correct and complete list of all bank accounts, brokerage accounts and similar accounts of Issuer, including the names of all authorized signatories. Except as set forth on Schedule XII, there are no outstanding powers of attorney granted by Issuer.

Section 4.29 No Required Consents. No consent, approval, authorization, waiver, Order, filing, registration, notice or declaration of, with or to any Governmental Authority or any other Person is required to be obtained or made by MetaGen, Issuer or any or any other shareholders of Issuer or its subsidiaries in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 4.29 or as would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of Seller Parties to consummate the transactions contemplated hereby.

Section 4.30 Change of Control Consent; Waiver. MetaGen hereby irrevocably consents to the acquisition by Buyer of the Acquired Shares, the resulting change of control of Issuer contemplated hereby and the entry by Buyer, MetaGen, Issuer and the applicable holders into the Shareholders Agreement and other Ancillary Agreements. MetaGen waives any notice, consent, approval, preemptive right, right of first refusal, transfer restriction, tag-along right, drag-along right or other right that would otherwise apply to the transfer of the Acquired Shares to Buyer or the consummation of the transactions contemplated hereby.

Section 4.31 Solvency. Issuer is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. Issuer is able to pay its debts as they become due and owns property having a fair value greater than the amounts required to pay its debts and liabilities.

Section 4.32 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisory or other fee or commission from Buyer or Issuer in connection with the transactions contemplated hereby based upon arrangements made by MetaGen, Issuer, or any other shareholders of Issuer or its subsidiaries, or any of their respective Affiliates.

Section 4.33 No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, neither MetaGen nor Issuer makes any other express or implied representation or warranty with respect to MetaGen, Issuer, the Business or the transactions contemplated hereby.

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Article V
[RESERVED]

Article VI
COVENANTS

Section 6.1 Conduct of Business Prior to Closing. From the Execution Date until the earlier of the Closing and the termination of this Agreement, except as expressly required by this Agreement, as set forth on Schedule 6.1 or as consented to in writing by Buyer, Seller Parties shall, and shall cause Issuer to: (a) conduct the Business in the Ordinary Course of Business; (b) use commercially reasonable efforts to preserve intact the Business, assets, properties, goodwill and relationships of Issuer; (c) maintain in effect all material Permits; (d) maintain the Books and Records in the Ordinary Course of Business; (e) maintain insurance policies in effect; (f) preserve relationships with customers, suppliers, vendors, model providers, API providers, employees, contractors and other business relations; and (g) comply in all material respects with applicable Law.

Section 6.2 Negative Covenants. From the Execution Date until the earlier of the Closing and the termination of this Agreement, except as expressly required by this Agreement, as set forth on Schedule 6.2 or as consented to in writing by Buyer, Seller Parties shall not, and shall cause Issuer not to: (a) amend any organizational document; (b) issue, sell, transfer, pledge, redeem, repurchase or otherwise acquire any equity interests or rights to acquire equity interests; (c) declare, set aside or pay any dividend or distribution; (d) incur, assume, guarantee or otherwise become liable for Indebtedness; (e) sell, lease, license, abandon, transfer or dispose of any material assets, other than non-exclusive licenses in the Ordinary Course of Business; (f) transfer, license, encumber, abandon or fail to maintain any material Company Intellectual Property; (g) enter into, amend, terminate or waive any material right under any Material Contract; (h) make any material change in accounting methods; (i) settle or compromise any material litigation or claim; (j) make or change any material Tax election; (k) increase compensation or benefits except in the Ordinary Course of Business; (l) hire or terminate any executive officer or key employee; (m) enter into any related-party transaction; (n) make any capital expenditure in excess of US$25,000 individually or US$100,000 in the aggregate; (o) materially alter any AI System, data sourcing practice, model provider relationship, API provider relationship or content moderation policy outside the Ordinary Course of Business; or (p) agree or commit to do any of the foregoing.

Section 6.3 Access; Investigation. From the Execution Date until the earlier of the Closing and the termination of this Agreement, Issuer and MetaGen shall provide Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to Issuer’s properties, personnel, Books and Records, Contracts, systems, data, Tax records and other information reasonably requested by Buyer in connection with the transactions contemplated hereby; provided that such access shall be conducted in a manner that does not unreasonably interfere with the operation of the Business.

Section 6.4 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby, including obtaining required consents and approvals, executing and delivering required documents and satisfying the conditions to Closing.

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Section 6.5 Public Announcements. No Seller Party shall issue any press release, public announcement or other public communication concerning this Agreement or the transactions contemplated hereby without Buyer’s prior written consent. Buyer may issue such press releases and make such filings and public disclosures as Buyer determines are required or advisable under applicable securities Laws, Exchange Act requirements or Nasdaq rules. To the extent legally permissible, Buyer shall not publicly disclose the specific Performance Hurdles, measurement criteria or valuation-adjustment formula contained in the Confidential Performance Schedule and shall use commercially reasonable efforts to seek confidential treatment for such information in any filing in which this Agreement or any portion thereof is required to be filed; provided that nothing in this Section shall limit Buyer’s obligation to disclose material information required by applicable Law.

Section 6.6 Confidentiality. From and after the Execution Date, Seller Parties shall maintain in confidence and not disclose or use any Confidential Information except in connection with the performance of their obligations under this Agreement or as required by applicable Law. Without limiting the foregoing, the terms of the Confidential Performance Schedule, including the Performance Hurdles, measurement criteria and valuation-adjustment methodology, shall constitute Confidential Information. If any Seller Party is required by Law to disclose Confidential Information, such Seller Party shall, to the extent legally permitted, provide Buyer prompt written notice and cooperate with Buyer in seeking confidential treatment or another protective remedy.

Section 6.7 Board Composition. At and following the Closing, the board of directors of Issuer shall consist of five (5) directors. Buyer shall have the right to designate X directors and MetaGen shall have the right to designate Y directors, in each case as further set forth in the Shareholders Agreement. Seller Parties shall take all actions necessary to implement such board composition at the Closing.

Section 6.8 Shareholders Agreement. At or prior to the Closing, Buyer, MetaGen, Issuer and the applicable holders shall enter into the Shareholders Agreement.

Section 6.9 Lock-Up Agreements. At or prior to the Closing, each of Issuer and MetaGen shall enter into a Lock-Up Agreement, pursuant to which each shall agree not to sell, transfer, pledge or otherwise dispose of any Share Consideration for a period of six (6) months following the Closing Date, with no leak-out during such period.

Section 6.10 Noncompetition. For a period of three (3) years following the Closing Date, MetaGen and Issuer shall not, directly or indirectly, anywhere in the world, engage in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, provide services to or consult for, or assist any Person in engaging in, any business competitive with the Business. Passive ownership of less than two percent (2%) of the outstanding securities of a publicly traded company shall not constitute a violation of this Section.

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Section 6.11 Non-Solicitation. For a period of three (3) years following the Closing Date, MetaGen and Issuer shall not, directly or indirectly: (a) solicit for employment or engagement any employee, consultant or contractor of Issuer; (b) induce or attempt to induce any employee, consultant or contractor of Issuer to terminate or reduce such Person’s relationship with Issuer; (c) induce or attempt to induce any customer, supplier, vendor, model provider, API provider, data provider or strategic partner of Issuer to terminate, reduce or adversely modify its relationship with Issuer; or (d) interfere with any contractual or business relationship of Issuer.

Section 6.12 Securities Law Cooperation. Seller Parties shall cooperate with Buyer in connection with Buyer’s securities Law compliance relating to the transactions contemplated hereby, including providing information reasonably requested by Buyer for any SEC filing, Nasdaq submission, press release or other public disclosure. Seller Parties shall not trade in Buyer’s securities while in possession of material non-public information concerning Buyer.

Section 6.13 Tax Cooperation. After the Closing, the Parties shall cooperate in good faith in connection with the preparation and filing of Tax Returns and the conduct of any Tax audit, examination or proceeding relating to Issuer or the transactions contemplated hereby. Each Party shall retain records relating to Taxes for all taxable periods ending on or before the Closing Date until expiration of the applicable statute of limitations.

Section 6.14 Restrictive Covenant Reasonableness. Each Seller Party acknowledges that the restrictive covenants contained in this Agreement are reasonable and necessary to protect the goodwill, Confidential Information, customer relationships, Intellectual Property and other legitimate business interests being acquired by Buyer. If any covenant is determined to be unenforceable as written, the Parties intend that such covenant be modified to the minimum extent necessary to render it enforceable.

Article VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Closing is subject to the satisfaction or waiver by Buyer of each of the following conditions: (a) the Fundamental Representations of Seller Parties shall be true and correct in all respects as of the Execution Date and as of the Closing Date, except for de minimis inaccuracies, and all other representations and warranties of Seller Parties shall be true and correct as of the Execution Date and as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect; (b) Seller Parties shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them at or prior to the Closing; (c) no Material Adverse Effect shall have occurred since the Execution Date; (d) Buyer shall have received executed counterparts to the Escrow Agreement, Shareholders Agreement, Lock-Up Agreements, Employment Agreements and all other Ancillary Agreements; (e) Buyer shall have received the closing deliveries set forth in Section 2.9; (f) Buyer shall have received evidence reasonably satisfactory to Buyer that all required consents, waivers, approvals and notices have been obtained or made; (g) no Law or Order shall have been enacted, issued, promulgated or entered that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; (h) _______ and ________ shall remain employed or engaged by Issuer and shall not have repudiated or terminated their Employment Agreements; (i) Buyer shall have completed its legal, financial, tax, technology, Intellectual Property, AI, privacy, cybersecurity and business diligence to its reasonable satisfaction; and (j) Buyer shall have received such other documents and instruments as Buyer may reasonably request.

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Section 7.2 Conditions to Seller Parties’ Obligations. Seller Parties’ obligation to consummate the Closing is subject to the satisfaction or waiver by MetaGen of each of the following conditions: (a) the Fundamental Representations of Buyer shall be true and correct in all respects as of the Execution Date and as of the Closing Date, except for de minimis inaccuracies, and all other representations and warranties of Buyer shall be true and correct as of the Execution Date and as of the Closing Date, except where the failure to be so true and correct would not materially impair Buyer’s ability to consummate the transactions contemplated hereby; (b) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer at or prior to the Closing; (c) Buyer shall have delivered the closing deliveries set forth in Section 2.10; and (d) no Law or Order shall have been enacted, issued, promulgated or entered that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

Article VIII
SURVIVAL; INDEMNIFICATION; ESCROW; REMEDIES

Section 8.1 Survival. The representations and warranties of MetaGen and Issuer contained in Article IV survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that the Fundamental Representations shall survive indefinitely, and the representations and warranties set forth in Sections 4.11 through 4.16, Section 4.20 and Section 4.26 shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The covenants and agreements that by their terms are to be performed at or prior to the Closing shall survive until the date that is eighteen (18) months following the Closing Date. The covenants and agreements that by their terms are to be performed after the Closing shall survive in accordance with their terms or, if no term is specified, until fully performed. Claims based on Fraud, intentional misrepresentation, willful breach or intentional misconduct shall survive indefinitely. Any claim asserted in good faith prior to expiration of the applicable survival period shall survive until finally resolved.

Section 8.2 Indemnification by Issuer and MetaGen. From and after the Closing, Issuer and MetaGen shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of, resulting from, relating to or in connection with: (a) any breach of or inaccuracy in any representation or warranty made by MetaGen or Issuer in Article IV or in any certificate delivered by MetaGen or Issuer pursuant to this Agreement; (b) any breach or non-fulfillment of any covenant or agreement of MetaGen or Issuer contained in this Agreement or any Ancillary Agreement; (c) any Taxes of Issuer for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date; (d) any Indebtedness, Transaction Expenses, change-of-control payments, bonuses, severance obligations or similar obligations of Issuer existing as of or arising as a result of the Closing, except to the extent expressly assumed by Buyer in writing; (e) any claim by any current or former holder of equity interests or equity-linked rights of Issuer relating to ownership, allocation, issuance, transfer, redemption or valuation of any equity or equity-linked interest of Issuer; (f) any claim by any broker, finder, financial advisor or investment banker claiming through any Seller Party; (g) any Excluded Liability; and (h) Fraud, intentional misrepresentation, willful breach or intentional misconduct by MetaGen or Issuer.

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Section 8.3 [reserved]

Section 8.4 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of, resulting from, relating to or in connection with: (a) any breach of or inaccuracy in any representation or warranty made by Buyer in Article III or in any certificate delivered by Buyer pursuant to this Agreement; (b) any breach or non-fulfillment of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement; and (c) Fraud, intentional misrepresentation, willful breach or intentional misconduct by Buyer.

Section 8.5 No Basket; No Cap. No deductible, basket, threshold, tipping basket, mini-basket, de minimis threshold, maximum aggregate cap or other monetary limitation shall apply to any indemnification obligation under this Article VIII, except as expressly set forth herein. The absence of a basket or cap shall not limit any requirement that a claim be asserted in accordance with this Article VIII and within the applicable survival period.

Section 8.6 Escrow; Source of Recovery. At the Closing, Buyer shall deposit the Escrow Property with the Escrow Agent pursuant to the Escrow Agreement. The Escrow Property shall secure the indemnification obligations of MetaGen and Issuer. Buyer shall first seek recovery for indemnifiable Losses from the Escrow Property before seeking direct recovery from MetaGen or Issuer; provided that Buyer shall not be required to proceed first against the Escrow Property with respect to Fraud, intentional misrepresentation, willful breach, intentional misconduct, equitable relief or any claim to the extent the Escrow Property has been exhausted, released or is otherwise unavailable. Recovery from the Escrow Property shall not be the exclusive remedy of any Buyer Indemnified Party. Any Escrow Property remaining in escrow on the eighteen (18)-month anniversary of the Closing Date shall be released in accordance with the Escrow Agreement, less the amount reasonably necessary to satisfy pending claims asserted prior to such date.

Section 8.7 Valuation and Treatment of Escrowed Shares. For purposes of satisfying indemnification claims from the Escrow Property, shares of Share Consideration held in escrow shall be valued at the deemed issuance price used for purposes of this Agreement, equal to sixty percent (60%) of the Closing VWAP, subject to equitable adjustment for any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange or similar event. Unless otherwise provided in the Escrow Agreement, any dividends, distributions or other property paid or distributed with respect to escrowed shares shall be held in escrow and constitute Escrow Property. Unless otherwise provided in the Escrow Agreement, voting rights with respect to escrowed shares shall remain with the Issuer, except that Issuer shall not vote escrowed shares in any manner reasonably expected to frustrate, delay or impair Buyer’s rights under this Agreement or any Ancillary Agreement.

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Section 8.8 Direct Claims. If an indemnified party seeks indemnification with respect to any matter that does not involve a Third-Party Claim, the indemnified party shall deliver written notice to the indemnifying party describing in reasonable detail the facts giving rise to the claim, the provisions of this Agreement alleged to have been breached or otherwise giving rise to indemnification, and the estimated amount of Losses, if known. The indemnifying party shall have thirty (30) days after receipt of such notice to object by written notice. If the indemnifying party does not object within such period, the claim shall be deemed accepted. If the indemnifying party timely objects, the Parties shall negotiate in good faith to resolve the claim. If the Parties are unable to resolve the claim within thirty (30) days after delivery of the objection notice, either Party may pursue available remedies under this Agreement.

Section 8.9 Third-Party Claims. If any claim, action, suit, arbitration, investigation, inquiry or proceeding is asserted or instituted by any Person who is not a Party or Affiliate of a Party and such matter may give rise to indemnification under this Article VIII (a “Third-Party Claim”), the indemnified party shall provide written notice to the indemnifying party promptly after becoming aware thereof; provided that failure to provide prompt notice shall not relieve the indemnifying party except to the extent actually and materially prejudiced. Subject to this Section, the indemnifying party may assume and control the defense of a Third-Party Claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party acknowledges in writing its indemnification obligation, demonstrates adequate financial resources, provides written notice of election within thirty (30) days and conducts the defense actively and diligently. The indemnifying party shall not be entitled to assume the defense if the claim seeks injunctive or equitable relief against the indemnified party, involves criminal allegations, creates an actual conflict of interest, relates to Taxes of Issuer for a post-Closing period, involves a customer, supplier, employee, platform provider or model provider material to the Business, or would reasonably be expected to result in Losses exceeding the indemnifying party’s ability to satisfy. The indemnified party may participate in any defense with counsel of its own choosing at its own expense. No settlement may be entered into without the indemnified party’s prior written consent unless it includes a full release of the indemnified party, imposes no non-monetary obligations, includes no admission of wrongdoing and provides only for monetary damages paid in full by the indemnifying party.

Section 8.10 Calculation of Losses. The amount of any Losses payable under this Article VIII shall be calculated net of any insurance proceeds actually received by the indemnified party with respect to such Losses, less any deductible, retention, premium increase and reasonable collection costs. No indemnified party shall be required to seek recovery under insurance before pursuing indemnification. Losses shall not include punitive damages except to the extent awarded to a third party in a Third-Party Claim or arising from Fraud, intentional misrepresentation, willful breach or intentional misconduct.

Section 8.11 Materiality Scrape. For purposes of determining whether a breach of any representation or warranty has occurred and the amount of Losses resulting from any such breach, all qualifications as to “material,” “materiality,” “Material Adverse Effect” or similar qualifiers shall be disregarded, except with respect to Sections 4.6, 4.8(b), 4.9, 4.21, 4.25 and the defined term “Material Contract.”

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Section 8.12 Tax Treatment. The Parties agree to treat indemnification payments and releases of Escrow Property as adjustments to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

Section 8.13 Exclusive Remedy. Except for claims arising out of Fraud, intentional misrepresentation, willful breach or intentional misconduct, claims for equitable relief, claims under the Ancillary Agreements and claims to enforce the terms of this Article VIII, indemnification pursuant to this Article VIII shall constitute the sole and exclusive remedy for breaches of this Agreement following the Closing.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Closing: (a) by mutual written consent of Buyer and MetaGen; (b) by Buyer, if any Seller Party breaches any representation, warranty, covenant or agreement such that any condition in Section 7.1 would not be satisfied and such breach is not cured within fifteen (15) days after written notice, or is incapable of cure; (c) by MetaGen, if Buyer breaches any representation, warranty, covenant or agreement such that any condition in Section 7.2 would not be satisfied and such breach is not cured within fifteen (15) days after written notice, or is incapable of cure; (d) by either Buyer or MetaGen if the Closing has not occurred on or before October __, 2026, provided that the terminating Party is not in material breach of this Agreement; or (e) by either Buyer or MetaGen if any Governmental Authority issues a final, non-appealable Order permanently prohibiting the Closing.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect, except that this Section 9.2, Section 6.6, Article XI and any liability for Fraud or willful breach prior to termination shall survive termination.

Article X
SECURITIES LAW MATTERS

Section 10.1 Private Placement. The Parties intend that the issuance of the Share Consideration qualify for one or more exemptions from registration under the Securities Act, including Section 4(a)(2) thereof, Regulation D and/or Regulation S, as applicable. Seller Parties shall provide such investor questionnaires, certifications and other information as Buyer reasonably requests to confirm the availability of such exemptions.

Section 10.2 Transfer Restrictions. The Share Consideration may not be offered, sold, pledged, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or an available exemption from registration and in compliance with applicable state securities Laws, Nasdaq rules and the Lock-Up Agreements.

Section 10.3 Legends. Buyer may place customary restrictive legends on certificates or book-entry positions representing the Share Consideration, including legends relating to Securities Act restrictions, state securities Law restrictions, the Lock-Up Agreements and any other applicable contractual transfer restrictions.

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Section 10.4 No Stabilization or Manipulation. No Seller Party has taken, and no Seller Party shall take, any action designed to stabilize or manipulate the price of Buyer Common Shares in connection with the transactions contemplated hereby.

Article XI
MISCELLANEOUS

Section 11.1 Governing Law. This Agreement and all claims, controversies and causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflicts of law principles that would result in the application of any Law other than the Laws of the State of New York.

Section 11.2 Jurisdiction; Venue. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York County, New York for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives any objection to venue in such courts and any claim that such courts constitute an inconvenient forum.

Section 11.3 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.4 Specific Performance. The Parties acknowledge and agree that irreparable harm would occur if any provision of this Agreement were not performed in accordance with its terms and that monetary damages may be inadequate. Accordingly, each Party shall be entitled to specific performance, injunctive relief and other equitable remedies to enforce this Agreement, without the requirement of posting bond or proving actual damages.

Section 11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, when sent by email with confirmation of transmission, one (1) Business Day after being sent by nationally recognized overnight courier, or three (3) Business Days after being mailed by certified or registered mail, return receipt requested, to the addresses set forth on Schedule XIV or to such other address as a Party may designate by notice.

Section 11.6 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own fees, costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 11.7 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether written or oral, relating to such subject matter.

Section 11.8 Amendments; Waivers. This Agreement may not be amended except by a written instrument signed by Buyer, MetaGen, and Issuer. No waiver shall be effective unless in writing signed by the Party against whom such waiver is asserted. No failure or delay in exercising any right shall operate as a waiver.

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Section 11.9 Assignment. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer and MetaGen; provided that Buyer may assign this Agreement to any Affiliate or to any successor in connection with a merger, consolidation, reorganization or sale of substantially all assets, provided that no assignment shall relieve Buyer of its obligations hereunder.

Section 11.10 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such provision with a valid, legal and enforceable provision that most closely reflects the original intent.

Section 11.11 No Third-Party Beneficiaries. Except for the rights of the Buyer Indemnified Parties and Seller Indemnified Parties under Article VIII, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and does not confer any rights or remedies upon any other Person.

Section 11.12 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by electronic transmission shall be deemed original signatures.

Section 11.13 Disclosure Schedules. Matters disclosed in any section of the Disclosure Schedules shall be deemed disclosed for purposes of any other section to the extent the relevance of such disclosure is reasonably apparent on its face. Disclosure of any item shall not be deemed an admission that such item is material or required to be disclosed. As the Buyer’s due diligence shall continue prior to Closing, a Party may elect to amend the Disclosure Schedules prior to closing; provided, however that any change to a schedule by a Party shall be grounds for termination of this Agreement by the other Parties without recourse against the terminating Party. Notwithstanding anything to the contrary contained herein, Schedule XV shall not be subject to amendment without the mutual consent of the Parties.

Section 11.14 Non-Recourse. Except in the case of Fraud and except for claims against the Parties expressly bound by this Agreement or an Ancillary Agreement, no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any Party shall have any liability for any obligations or liabilities of any Party under this Agreement.

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SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

GMEX ROBOTICS CORPORATION

By:
Name:
Title:

ALPHA MEDIA AI PRE LTD

By:
Name:
Title:

METAGEN AI LIMITED

By:
Name:
Title:

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